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                                                                    EXHIBIT 99.4

                           INVESTOR VOTING AGREEMENT

                                                                October 19, 2000

Shaw Industries, Inc.
616 East Walnut Avenue
Dalton, Georgia 30722

     This letter memorializes an agreement of the undersigned ("Investor") with Shaw Industries, Inc. (the "Company").

          1. The Subject Shares. Pursuant to that certain Voting Agreement, dated as of the date hereof (the "Voting Agreement"), between Investor and certain holders (the "Holders") of shares of common stock, no par value per share, of the Company ("Common Stock"), each of Warren E. Buffett, Chairman and Chief Executive Officer of Investor, and Marc D. Hamburg, Chief Financial Officer of Investor (the "Designated Officers"), in their respective capacities as such, have been given a proxy to, among other things, vote the shares of Common Stock owned by the Holders at any meeting of the stockholders of the Company called to consider the approval of the Merger and the Merger Agreement (as such terms are defined in the Voting Agreement). Of the shares of Common Stock which are subject to the Voting Agreement, 13,433,261 of such shares (the "Subject Shares") are also subject to that certain Contribution and Participation Agreement, dated as of the date hereof, between Investor, certain of the Holders and SII Acquisition, Inc.

          2. Agreement to Vote. Each of the Designated Officers and Investor, through the Designated Officers, agree to vote the Subject Shares in the same proportion as the holders of all other shares of Common Stock or of proxies with respect thereto (including, without limitation, Investor, with respect to shares of Common Stock otherwise subject to the Voting Agreement or which are owned by Investor) voting on the approval of the Merger and the Merger Agreement vote their shares of Common Stock on such matters. For purposes of computing this proportion, shares of Common Stock shall only be counted if such shares are voted for or against the approval of the Merger and the Merger Agreement; shares of Common Stock which abstain or do not vote shall be ignored.

          3. Termination. This agreement will terminate automatically upon the termination of the Voting Agreement.

          4. Miscellaneous. This agreement, along with the Voting Agreement, constitutes the entire agreement among the parties with respect to this subject, is not intended to confer any rights or remedies


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     upon any person other than the parties hereto, and shall be governed and construed in accordance with Georgia law without regard to any applicable conflicts of law principles.

                                          Very truly yours,

                                          Berkshire Hathaway Inc.

                                          /s/ WARREN E. BUFFETT
                                          --------------------------------------
                                          Warren E. Buffett
                                          Chairman and Chief Executive Officer

                                          /s/ MARC D. HAMBURG
                                          --------------------------------------
                                          Marc D. Hamburg
                                          Chief Financial Officer

Accepted and agreed this 19th day of October, 2000

Shaw Industries, Inc.

/s/ ROBERT E. SHAW
---------------------------------------------------------
Robert E. Shaw
Chairman and Chief Executive Officer

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